Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (the “Registration Statement”) pertaining to the 2009 Equity Incentive Plan of China Advanced Construction Materials Group, Inc., dated as of June 19, 2009, as amended on April 9, 2014, and the 2013 Employee Stock Purchase Plan of China Advanced Construction Materials Group, Inc., dated as of November 21, 2013, of our report dated September 25, 2013 with respect to the consolidated financial statements of China Advanced Construction Materials Group, Inc. included in its Annual Report on Form 10-K for the fiscal years ended June 30, 2013 and 2012, filed with the Securities and Exchange Commission on September 25, 2013, as amended on October 28, 2013.

/s/ Friedman LLP

New York, New York
April 25, 2014